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                                                                    EXHIBIT 99.1

[WILLIAMS LOGO]

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04/22/2002

WILLIAMS PREPARED TO DEAL WITH BANKRUPTCY OF FORMER TELECOMMUNICATIONS
SUBSIDIARY

TULSA, OKLA. -- Williams (NYSE:WMB) said today that it is prepared for the bankruptcy filing of its former telecommunications subsidiary and already has mitigated the impact to Williams' shareholders through actions related to Williams Communications Group's (OTC:WCGR) structured notes and a network lease obligation.

"As previously disclosed, we have already constructively dealt with the two major contingent liabilities related to Williams Communications Group that would have been triggered by a bankruptcy filing," said Steve Malcolm, president a chief executive officer of Williams.

"We've already written down the receivable from WCGR to approximately 20 cents on the dollar related to the obligations referenced above. We are assessing whether additional non-cash write-downs will be necessary based on our evaluation of WCGR's current prospects and the details of today's filing," Malcolm said.

Currently, the recorded carrying value of these WCGR obligations to Williams is approximately $455 million (written down from $2.3 billion). Additionally, WCGR has an obligation to Williams for the lease of its headquarters building and certain other assets such as airplanes, furniture and fixtures. Williams' current carrying amount of this receivable is $154 million.

"It is not possible to speculate regarding the ultimate resolution of WCGR's bankruptcy. As one of three major creditor groups, however, Williams plans to continue to participate in constructive dialogue with the other parties in the hopes that WCGR can work through and emerge from the bankruptcy process in a fashion that yields the maximum possible recovery," Malcolm said.

About Williams (NYSE: WMB)

Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission. Commission.



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CONTACT INFORMATION:

Jim Gipson (media)             Jay Henderson (investors)      Richard George (investors)
(918) 573-2111                 (918) 573-3879                 (918) 573-3679
jim.gipson@williams.com        jay.henderson@williams.com     richard.george@williams.com


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